                                                                      EXHIBIT 5

                              FAEGRE & BENSON LLP
                              2200 Norwest Center
                            90 South Seventh Street
                          Minneapolis, Minnesota 55402
                                 612-336-3000



                                       January 13, 1999


Board of Directors
Minntech Corporation
14605 - 28th Avenue North
Minneapolis, Minnesota 55447


     In connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the offering of up to 1,000,000 shares of Common Stock, par value $.05 per share (the "Shares"), of Minntech Corporation, a Minnesota corporation (the "Company"), pursuant to the 1998 Stock Option Plan, we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares and that, when issued and sold as contemplated in the Registration Statement, the Shares will be legally and validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,



                                       FAEGRE & BENSON LLP